EXHIBIT 10.59

Dieter Laininger
Expatriate Agreement
January 15, 2013

The following Expatriate Agreement (“Agreement”), effective January 15, 2013, is in addition to, and made a part of, the Employment Agreement between Quaker (“Quaker” or the “Company”) and you dated June 1, 2011 (the “Employment Agreement”).

Assignment:
Your assignment will begin on January 15, 2013 and expected to last two years running through January 31, 2015.  The Company at its sole discretion may reduce the length of the assignment to less than the 2 year duration listed above.  At the end of the assignment, you will be repatriated to the Quaker Europe region where every effort will be made to return you an equivalent level executive position, or if a position is not available in Quaker Europe every effort will be made to find you a comparable position in another of Quaker’s regions.  However, you will not be required to take a position outside of the Quaker Europe region unless mutually agreeable.

Appointment:
Effective as of the date written above, Quaker agrees to employ you, and you agree to serve as Quaker’s Vice President and Managing Director – South America.  You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time to time by the Chairman, Chief Executive Officer and President or the Board of Directors of Quaker.  You agree that you will, during the term of this Agreement or any extension or renewal thereof, devote your knowledge, skill, and working time solely and exclusively to the business and interests of Quaker.

Compensation and Benefits:
Effective January 15, 2013, your base monthly salary will be increased to €17,957.50 gross (subject to all applicable withholding) which represents an annualized amount of €215,490.00.  Your base monthly salary will be converted to REALS using the January 15, 2013 exchange (FX) rate. The base monthly salary amount in REALS will remain unchanged unless adjusted consistent with Quaker’s then current practice for reviewing executive officers’ salaries and performance.

You will be eligible for your next base monthly salary increase in March, 2014, consistent with Quaker’s current practice for reviewing executive officers’ salaries and performance.

You will be entitled to an annual incentive bonus package which will be between zero and up to a maximum of 60% of your then current base annual salary (annual salary defined as monthly gross salary x 12) in accordance with the Quaker’s Global Annual Incentive Plan.

Under Quaker’s Long-Term Incentive Plan, you will participate at Level 1 with the awards to be annually approved by the Compensation and Management Development Committee of the Board of Directors of Quaker.  Both of the aforementioned incentive Plans may be amended by the Board of Directors at any time including eligibility to participate in any given incentive plan, the level of participation in any Quaker incentive plan, and the terms and conditions of any Quaker incentive plan.  Any changes to those Plans, including participation levels, shall not affect any of the other terms and conditions hereof or of your Employment Agreement, including, without limitation, the covenants contained in the “Provisions to Protect The Company’s Interests”, which is attached to your Employment Agreement.

Pension Expenses:
All pensionable amounts will remain consistent with your current agreement effective June 1, 2011. As such you will continue to be eligible to the following contributions to your pension:

1. € 1,282.40 monthly or €15.388.80 annual to be included as part of your regular monthly compensation and adjusted annually as per the German legislation for COL; 2. €16,000 to be paid at the end October as a one time payment. Both these amounts will be converted to REALS using the January 15, 2013 exchange (FX) rate.

Transportation:
You will be eligible for a company automobile for business and personal use consistent with Quaker Brazil practice applicable to such benefit as the same may be revised from time to time.  For the initial six (6) months of your assignment, Quaker will also supply you with a driver to provide you with transportation of a reasonable nature.

Medical Coverage:
You and your eligible dependent will be eligible for the international CIGNA medical and dental benefits plans while on assignment in Brazil.

Home Leave:
For the duration of your assignment, you and your spouse are eligible for home leave expense reimbursements of up to a total of R$32,200.00 (total) per assignment year, which are limited to airfare, automobile transportation, and lodging, when traveling to and from your home country.  If trips are not made, no reimbursement will be paid.

Language Training:
For your initial year, you and your spouse will be entitled to language training in the Portuguese language at a reasonable cost to be determined with the agreement of the Quaker Vice President of Human Resources.

Household Goods:
Quaker will provide for the shipping of your household goods by air, at the beginning and end of the assignment, each for up to a maximum of 5,5cbm gross or 78 cubic feet of goods whichever is deemed the greater.

Personal Income Tax Filing Preparation:
Quaker will provide for the cost of your personal income tax filing preparation for Germany and Brazil for each calendar year while on assignment.

Stock Grant:
During the first quarter of 2013 and after your assignment begins, you will be granted 2,500 restricted shares of Quaker common stock.  These shares will vest in three (3) equal installments on the anniversary date of this award. (If grant date is February 15, 2013, then 833 shares would vest on February 15, 2014; another 833 shares would vest on February 15, 2015; and the final 834 shares would vest on February 15, 2016).  You must be actively employed by Quaker on the vesting dates to receive the specific shares vesting on that date.

Cost of Living:
Effective February 2013 through the final full month of your assignment, you will receive a cost-of-living monthly base salary adjustment of €2,514.05.  Your base monthly salary adjustment amount will be converted to REALS using the January 15, 2013 exchange (FX) rate. This base monthly salary adjustment amount will remain unchanged during the duration of the assignment. These payments will be subject to all normal withholdings.

Exchange Rate Equalization:
An exchange rate equalization calculation will be completed each January for the term of this assignment for the prior assignment year, and will be based on the rate of exchange on the pay dates of your regular monthly base pay versus the exchange rate on January 15, 2013.  Depending on the calculation, you may be eligible for an annual exchange rate equalization payment.

Tax Equalization:
A tax equalization calculation will be completed for each calendar year while on assignment.  Depending on the calculation, you may be eligible for a tax equalization payment.

Housing:
You will be eligible for Quaker paid temporary housing up through March 31, 2013 in Quaker Brazil’s leased furnished apartment.  After March 31, 2013 through the end of your assignment, you will be eligible for a housing allowance ranging from R$8,500 up to R$11,500 per month.  Any cost over this amount will be your responsibility.

Other than listed above, there will be no additional changes to, all other terms and conditions of  the Employment Agreement and any prior amendments thereto, as well as all company rules and practices, shall remain unchanged and in full force and effect.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

We kindly request your acceptance of these terms by signing below and returning to the Vice President Human Resources in the Corporate Human Resources Department.

SIGNATURE
I hereby accept the offer as stated in the terms described above.

/s/ Dieter Laininger	Quaker Chemical Industria e Comercio Ltda.
Dieter Laininger	By: /s/ Julio César Teixeira Cunha
Date: 16.01.2013	Date: 01/16/2013

Quaker Chemical B.V.

By: /s/ E. ten Duis	Acknowledged and approved
Date: 17-01-13	Quaker Chemical Corporation
By: /s/ Ronald S. Ettinger
Date: 1/16/2013